Exhibit 10.42

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is made by and between Darden Restaurants, Inc. and its subsidiaries (the “Company”) and David C. George (“Employee”). The Company and Employee wish to terminate their employment relationship and resolve and forever settle any and all matters between them. In consideration of the mutual promises contained herein, the Employee and the Company agree as follows:
1.    Last Day of Employment. Commencing on the last day worked, Employee may no longer perform any services on behalf of the Company and Employee will not make representations of being an employee, officer, agent, or representative of the Company for any purpose unless specifically authorized by the Company. However, Employee does agree to otherwise comply with Paragraph 10 below regarding continued cooperation. If Employee timely signs and returns this Agreement, Employee shall be entitled to the benefits and consideration outlined in this Agreement, subject to the terms hereof. Notwithstanding the foregoing, the Employee’s Separation Date shall be August 2, 2020 (the “Separation Date”).
2.    Severance Amount.
2.1    The Company shall pay to Employee 78 weeks of severance pay following the Separation Date, paid in weekly installments of $14,903.85, less all required taxes and withholdings (“Severance Amount”).
2.2    The Company shall pay to Employee an additional $199.58 per week for 78 weeks, less all required taxes and withholdings (“Severance Amount”). This amount is intended to act as a subsidy toward any medical premiums or payments that may be incurred by Employee during the 78 week severance period.
2.3     The Company shall pay to Employee Employee’s target bonus amount under the Annual Incentive Plan (AIP) for all weeks worked in FY21 plus the 78 week severance period (“Severance Amount”). The target bonus amount is equal to 100% of Employee’s base salary as of the Separation Date. This amount will be paid in August, 2021 and no later than August 13, 2021. Acceptance of this Agreement constitutes a waiver by Employee of entitlement to all actual (as opposed to target) AIP amounts.
2.4     The Company also agrees to accelerate the vesting of all of Employee’s outstanding unvested restricted stock units, stock options, and performance stock units, to the Separation Date, and to extend the exercisability of all outstanding stock options until the maximum available term available under the applicable option award agreements. The timing and terms of payment of the value of all such units and options remains subject to the provisions of the applicable equity plans and award agreements, including the expiration of the applicable performance period related to the performance stock units. Employee agrees that Employee will not be entitled to any granting of new equity awards for FY21. The provisions of this Section 2.4 shall be treated as amendments to the applicable underlying equity award agreements.
In the event this Agreement is not signed by the Separation Date, the Employee shall not be entitled to receive any Severance Amount. Except as stated above, payment of the Severance Amount shall begin on the first regular pay day after the Separation Date or, if later, the first regular pay day after Employee’s return of all Company property and information as required by Paragraph 7. The Company’s obligation to pay the Severance Amount due under this Agreement shall be reduced by (i) severance benefits to which Employee is entitled under any other plan, agreement, or arrangement with the Company or its affiliates, (ii) notice pay required to be paid to Employee under applicable legal requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act, and (iii) any overpayment from or amount owed to the Company.
3.    Release by Employee. Employee, on Employee’s own behalf and for Employee’s spouse, agents, successors, heirs, executors, administrators, and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally forever releases and discharges the Company, its parents, divisions, direct or indirect subsidiaries and affiliates, and its and their current and former directors, officers, shareholders, insurers, benefit plans, representatives, agents, trustees, administrators, attorneys, and employees, and each of their predecessors, successors, parents, joint ventures, and assigns, (collectively, the “Releasees”), from any and all manner of existing actual or potential claims or liabilities, including, but not limited to, any claims arising out of or related to Employee’s employment and separation from employment with the Company (including its predecessors, successors, or affiliates), including, but not limited to, any claims for wages, commissions, bonuses, reimbursements, vacation pay, allowances, or other compensation, and claim for any benefits under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for claims for vested ERISA benefits), any claims for discrimination, harassment, or retaliation of any kind or based upon any legally protected classification or activity, any claim under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, any claim for workers' compensation retaliation, and any federal, state, or local statute, ordinance, or regulation, as well as any amendments to any such laws; common law claims or causes of action relating to any claim released, breach of contract or public policy, defamation, personal or business injury, personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, infliction of emotional distress, contribution, indemnification, and any claims that could have been brought pursuant to the Company’s Dispute Resolution Process, including those not specifically listed in this Agreement. This release covers any attorneys’ fees and costs associated with any claim. This release extends to any claim that the Releasors now have, ever had, or may hereafter have against any of the Releasees, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement. Employee specifically waives Employee’s right to recover in Employee’s own lawsuit, as well as the right to recover in a suit brought by any other person or entity on Employee’s behalf or on behalf of a class of persons in which the Employee is or could be considered a member.
3.1    This Agreement does not waive any claims Employee may have for: (i) lost wages, bonuses, or benefits owing solely to an improper wage, bonus, or benefit calculation, (ii) violation by Company of the terms of this Agreement, (iii) indemnification which Employee may have under Company’s governing documents, by any agreement, under any applicable law, or otherwise, (iv) vested ERISA benefits, (v) workers’ compensation benefits (except for a retaliation claim), and (vi) claims which cannot be released solely by private agreement.
3.2    Employee affirms, by signing this document, that Employee has not suffered any unreported injury or illness arising from Employee’s employment, and that Employee has not filed with any federal, state, or local court or agency any actions or charges against the Releasees relating to or arising out of Employee’s employment with or separation from the Company. Employee further agrees that while this release does not preclude Employee from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or a similar state or local agency, or from participating in any investigation or proceeding with them, Employee does waive any right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC, or any federal, state, or local court or agency, except as to any action to enforce or challenge this Agreement, or for benefits exempted from this Agreement.
3.3    Employee further agrees that Employee has received all leave benefits and compensation to which Employee was entitled through the date of this Agreement and would not otherwise be entitled to payments hereunder. Employee agrees that Employee was not subjected to any improper treatment, conduct, or actions as a result of a request for leave, compensation, or reinstatement.
3.4    Employee waives, by signing this Agreement, any and all rights under the laws of any state that is substantially similar in wording or effect to the following, which is a waiver under California Civil Code Section 1542: A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
4.         Future Employment.  In the event Employee is rehired by the Company during the period in which the Severance Amount is payable, all obligations by the Company to continue paying the Severance Amount shall cease. The Company shall have no obligation, contractual or otherwise, to rehire Employee in the future.
5.    Employment Verification. Employee agrees to use and/or provide any prospective employer The Work Number www.theworknumber.com or (800) 367-5690, Employer Code 11533, as Employee’s sole means of verifying Employee’s employment with the Company. Should

Employee fail to use this sole method to obtain employment verification, the Company makes no guarantees of any neutral employment reference, and Employee hereby waives any right to bring any claim against the Company related to the content of such reference if Employee uses any other or additional means.
6.    No Admission of Liability. Neither this Agreement nor anything contained in it shall be construed or interpreted as an admission by the Company that it has in any way violated any federal, state, or local law or any right or obligation that it may owe or may have owed to Employee. Accordingly, this Agreement shall not be admissible as evidence against, or admission by, either party except that the Agreement may be introduced in any proceeding to enforce or challenge the Agreement. In such an event, the Agreement shall be filed with the court under seal to the extent practicable.
7.    Confidential/Proprietary Information and Return of Company Property. Employee understands and agrees that all business records, documents, and information, in whatever form, whether written or not, pertaining to the Company’s non-public business activities, are confidential and the property of the Company (Trade Secrets and Confidential Information). Employee agrees that Employee will not disclose any of the Company’s Trade Secrets and Confidential Information to any person or entity not employed, owned by, or otherwise directly affiliated with the Company, and that any unauthorized disclosures will cause irreparable harm to the Company. Employee further agrees that Employee is not entitled to copies, in any form, of such Trade Secrets and Confidential Information, and that Employee shall immediately return such information, as well as any other assets, files, designs, data, software, manuals, computers and related equipment, cell phones, keys and keycards, credit cards, ID badges, passwords, and any other Company owned or leased items of any nature (regardless of the medium in which they are contained, and regardless of how they entered the Employee’s possession or control) that are in the Employee’s possession or control. Employee shall retain no copies, excerpts, or summaries, in any form, of any Trade Secrets and Confidential Information, or of any other documents or tangible things that refer or relate in any way to the Company’s business, operations, sales, or marketing. Employee understands that Employee shall not be entitled to the Severance Amount until all such information and property is returned to the Company, and that the continued possession of such information and property may subject Employee to legal action by the Company.
8.    Non-Compete. Employee agrees that immediately upon last day worked and for a period of 78 weeks after the Separation Date, (unless a greater length of time is provided for in any applicable equity plan or award agreement), if Employee accepts any employment, serves as a director, contractor, or consultant, or becomes an owner or investor in or for any Direct Competitor of the Company (or its affiliates, as applicable), all obligations of the Company to continue paying the Severance Amount shall cease. For purposes of this Agreement, “Direct Competitor” means any restaurant owned and/or operated by Bloomin’ Brands, Inc., Ruth’s Hospitality Group, Inc., The Cheesecake Factory Incorporated, Brinker International, Inc., Texas Roadhouse, Inc., and BJ’s Restaurants, Inc., including any parent, subsidiary, or affiliated restaurant brand of a Direct

Competitor. To the extent a broader definition is contained in an applicable equity plan or award agreement, such broader definition shall apply to the portion of the Severance Amount articulated in Section 2.4 of this Agreement.
Employee agrees that Employee will provide the Company’s Chief Human Resource Officer with written notice if Employee obtains employment during the period of payment of the Severance Amount. The Company, in its sole and absolute discretion, will determine if the new employment relationship continues a Direct Competitor, such that the Company’s obligations to pay any further Severance Amount shall cease. However, any such discontinuing of severance does not constitute a waiver or release from any other applicable obligation under this Agreement and shall not relieve Employee from any liability for any breach of any other provision of this Agreement.
9.    Non-Solicitation. Employee agrees that immediately upon last day worked and for a period of 24 months after the Separation Date, Employee agrees not to employ or offer to employ any officer or employee of the Company or any of its subsidiaries or affiliated companies, or directly or indirectly encourage any officer or employee of the Company or any of its subsidiaries or affiliated companies to leave his or her employment.
Because it would be impossible or impractical to determine the actual damages suffered by the Company as a result of Employee’s breach of this non-solicitation section 9, and because the time and expense involved in proving the actual damage or loss suffered by the Company for such a breach make liquidated damages appropriate, if Employee breaches the obligations under this section 9, Employee shall pay to the Company, as liquidated damages, twenty percent (20%) of the entire amount paid to Employee by the Company under this Agreement, as well as any associated attorneys’ fees and costs incurred by the Company to compel the payment of liquidated damages or to seek injunctive relief in connection with a breach or anticipated breach of this section 9.
10.    Cooperation. Employee agrees that Employee will be available at reasonable times, intervals, and places for interviews, consultations, internal investigations, and/or testimony during which Employee will provide to the Company, or its designated attorneys or agents, any and all information known to Employee regarding or relating to the Company or Employee's activities on behalf of the Company pertaining to the subject matter on which his or her cooperation is sought. Employee agrees to remain involved for so long as any such matters are pending and/or Employee's cooperation is needed by the Company.
11.    Nondisparagement. Employee represents that Employee has not and agrees that Employee shall not in any way disparage the Company, including its current, former, and future owners, officers, directors, and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of those parties or entities.
12.    Confidentiality of Agreement. Employee agrees not to disclose or cause to be disclosed, either directly or indirectly, to any person or organization (including but not limited to any current, former or future employee of the Company), other than Employee’s immediate family and legal and financial advisor(s), or as required by law, any information regarding the amount of, terms of, or fact of this Agreement (referred to as “the Confidential Separation Information”) until such time as it is publically disclosed by the Company. Employee further agrees to cause Employee’s immediate family, and legal and financial advisor(s) to abide by the terms of this confidentiality provision, and understands that Employee may be held liable by the Company for any breach of confidentiality by them.
13.    Breach of Agreement. Employee acknowledges and agrees that the Company would be irreparably harmed by a violation by Employee of Paragraphs 7, 10, 11, or 12, and that it would be impractical or extremely difficult to establish damages by reason of a breach of such paragraphs. Therefore, Employee agrees that in the event of any such breach or threatened breach, or in any action or lawsuit for damages as a result of the breach of any provision of this Agreement, the Company shall be entitled, to the extent permitted by law, to cease any future severance, equity, or other payments, recover any past severance, equity, or other payments, and recover all attorneys’ fees and litigation costs incurred, in addition to any damages or other legal or equitable relief (including but not limited to temporary restraints and/or preliminary and/or permanent injunctions). In any such proceeding, the Agreement may be introduced under seal in order to maintain its confidentiality.
14.    Section 409A Compliance. The Company and Employee intend that all the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and any other guidance thereunder (“Section 409A”). To the extent that any provision of this Agreement is ambiguous, or is or will be in violation of Section 409A, Employee and the Company agree to construe or amend this Agreement so that it complies with Section 409A. Employee is advised to seek tax advice and agrees to assume such personal tax liability as may be incurred under this Agreement.
It is intended that each installment of any benefits or payments hereunder constitute a separate “payment” and will qualify for the exemptions from the application of Section 409A (and any state law of similar effect) as short-term deferral payments. Specifically, for purposes of applying the exemption to Section 409A for short-term deferrals, any portion of the severance pay benefit paid by the later of: (i) 2-½ months following the end of the Company’s taxable year containing the Separation Date, or (ii) 2-½ months following the end of the Employee’s taxable year containing the Separation Date shall be exempt from Section 409A.
Only if the Employee is a specified employee under Section 409A, and only to the extent a portion of Employee’s Severance Amount is not exempt from Section 409A pursuant to the above, then, any such remaining Severance Amount or related benefit due in the first six months following the Separation Date will not be paid to the Employee until the first payroll date of the seventh month following the Separation Date. Any such remainder will be paid in a lump sum. Thereafter, the remainder of an Employee’s Severance Amount or related benefit not exempt from Section 409A pursuant to the above shall be subject to Section 409A and shall be payable in installments according to the Company’s normal pay schedule.
15.    Entire Agreement, Modification, and Severability. The Company and Employee agree that: (a) this constitutes the entire agreement between them, superseding all prior written and oral agreements; (b) this Agreement may not be modified, altered, or changed except by a written agreement signed by both parties; (c) should any term of this Agreement be held to be illegal or unenforceable, it shall be construed, to the greatest extent possible, in a manner which shall render it legal, valid, and enforceable; and (d) if any term of this Agreement is held to be invalid or unenforceable, the remaining terms shall remain in full force and effect; and the invalidity or unenforceability of any such term shall have no effect upon, and shall not impair the enforceability of, any other term of this Agreement.
16.    Controlling Law. The governing law of this Agreement shall be the substantive and procedural law of the State of Florida, without regard to its conflict of law provisions. This Agreement shall be interpreted as neutral between the parties, without regard to any presumptions, inferences, or rules of construction based upon the authorship of the Agreement.
17.    Voluntary Execution. Employee acknowledges that Employee:
(a)    has carefully read and fully understands all of the terms of this Agreement;

(b)    understands that by signing this Agreement, Employee is waiving rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq. (“OWBPA”), as well as all rights to all claims described in Paragraph 3 of this Agreement, and that Employee is not waiving any rights arising after the date that this Agreement is signed;

(c)	knowingly and voluntarily agrees to all of the terms and to be legally bound by this Agreement,

(d)    is receiving consideration, including the Severance Amount, in addition to anything of value to which Employee is already entitled;

(e)     is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(f)     is being given up to 21 days (which period may be waived by Employee) from to consider this Agreement before signing it, and understands that no changes to this Agreement will restart the running of this 21-day period;

(g)    is advised that Employee may revoke this Agreement in writing within seven days of signing it (and not receive the Severance Amount as a result), by sending written notice of such revocation to the Chief Human Resources Officer, 1000 Darden Center Drive, Orlando, FL 32837, so that it is received by the Company no later than the eighth day after Employee signed it, and that therefore, this Agreement shall not become effective, nor shall any severance be paid, until this seven day revocation period has expired; and

(h)     has not been coerced, threatened, or intimidated in any way into signing this Agreement.

NOW, THEREFORE, by signing below, the Employee and the Company have executed and agreed to this Separation Agreement and General Release, freely and voluntarily.
THIS IS A LEGAL AGREEMENT AND RELEASE AND WAIVER OF ALL CLAIMS
READ CAREFULLY BEFORE SIGNING.

/s/ David C. George                     Dated: June 24, 2020

Employee	The Company cannot accept this Agreement prior to June 24, 2020

Company
By: /s/ Matthew R. Broad                    Dated: June 24, 2020